CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Sky Century Investment, Inc

We consent to the inclusion in the Form 10 General Form for Registration of Securities pursuant to Section 12 (b) or (g) of the Securities Exchange Act of 1934 of our report dated January 14, 2025, of the balance sheet and the related statements of operations, stockholders’ deficit, and cashflows for the years ended August 31, 2024, and 2023.

/S/ Boladale Lawal

BOLADALE LAWAL & CO

Chartered Accountant

PCAOB No:6993

Lagos, Nigeria

January 14, 2025